Exhibit 99.1

Bird Global and Switchback II Corporation Announces November 2, 2021 Extraordinary General

Meeting Date to Approve Proposed Business Combination

(Los Angeles, CA & Dallas, TX) – October 7, 2021 – Bird Global, Inc. (“Bird Global”) and Switchback II Corporation (NYSE: SWBK) (“Switchback II”) today announced that the Extraordinary General Meeting of Switchback II (the “Extraordinary General Meeting”) to vote on the previously announced business combination with Bird Rides, Inc. (“Bird”), a leader in shared short range environmentally friendly electric transportation, is scheduled to be held on November 2, 2021, at 10:00 a.m., Eastern time. The closing of the business combination is subject to approval by Switchback II’s shareholders and the satisfaction of other customary closing conditions. Switchback II shareholders at the close of business on the record date of August 16, 2021 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting. Following the closing of the proposed business combination, Bird Global will be listed on the New York Stock Exchange under the new ticker symbol “BRDS”.

The U.S. Securities and Exchange Commission (the “SEC”) has declared effective Bird Global’s registration statement on Form S-4 (File No: 333-256187) (as amended, the “Registration Statement”), which includes a prospectus of Bird Global and a definitive proxy statement of Switchback II in connection with Switchback II’s Extraordinary General Meeting.

“Today’s announcement marks a significant milestone in our path to becoming a public company and scaling our mission. Following our outperformance in the first half of this year and continued progress against our strategic initiatives, Bird is well positioned to deliver on our objectives with a clear focus on profitability. As we look ahead, we intend to build upon our market leadership and grow our business, which currently only scratches the surface of the estimated $800 billion annual market opportunity for micromobility,” said Bird Founder and CEO, Travis VanderZanden.

Jim Mutrie and Scott McNeill, Co-Chief Executive Officers and Directors of Switchback II, commented, “We are proud to help bring Bird to the public markets and strongly believe in the company’s mission to provide environmentally friendly transportation for everyone. Travis and the Bird team have demonstrated execution excellence since inception and continue to deliver strong operating and financial results in this expansive market. We look forward to our continued partnership with Bird as it enters its next chapter.”

Recent Business Highlights and Milestones

•	As previously reported on August 19, 2021, Bird’s second quarter financial performance for the three-month period ended June 30, 2021 significantly exceeded Bird’s expectations. Results included:

•	Revenue of $60.0 million, 36% above expectations, representing a year-over-year increase of 477% versus the same period in 2020, and a 43% increase versus the same period in 2019.

•	Gross margin of 26% as a percentage of revenue, representing an 85 percentage point increase over the prior year period.

•	Ride Profit Margin (before Vehicle Depreciation) as a percentage of sharing revenue of 49%, compared to 15% for the prior year period and outperforming expectations by 13 percentage points.

•	Net loss of $43.7 million versus a net loss of $50.0 million in the prior year period.

•	Adjusted EBITDA loss of $11.5 million, an improvement of 73% year-over-year, exceeding expectations by 48%.

•	In addition to its financial performance, Bird has also recently achieved many operational milestones including:

•	The unveiling of its retail e-bike to meet demand in the $20 billion dollar consumer e-bike market

•	A partnership with Best Buy to make Bird’s new e-bike available on the retailer’s website throughout the United States

•	The introduction of Bird’s shared e-bike, which expands Bird’s serviceable addressable market by five billion trips annually, will soon launch in San Diego

•	Availability of Bird’s shared micro electric vehicles in New York City and in more than 300 cities globally

Switchback II Shareholder Vote

Every vote is important and Switchback II encourages all shareholders to make their voice heard by voting as soon as possible, regardless of the number of shares held. Switchback II’s board of directors unanimously recommends all shareholders as of the Record Date to vote “FOR” all proposals described in the Registration Statement in advance of the Extraordinary General Meeting by telephone, via the Internet or by signing, dating and returning the proxy card upon receipt by following the instructions on the proxy card.

The Extraordinary General Meeting will take place at 10:00 a.m. Eastern time, on November 2, 2021 at the offices of Vinson & Elkins L.L.P., located at 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, and virtually via live webcast by visiting https://www.cstproxy.com/switchbackii/2021.

Switchback II shareholders who need assistance in completing the proxy card, need additional copies of the Registration Statement, or have questions regarding the Extraordinary General Meeting may contact Switchback II’s proxy solicitor, Morrow Sodali LLC, by telephone at (800) 662-5200 (banks and brokers call collect at (203) 658-9400) or by email at SWBK.info@investor.morrowsodali.com.

About Bird

Bird is an electric vehicle company dedicated to bringing affordable, environmentally friendly transportation solutions such as e-scooters and e-bikes to communities across the world. Founded in 2017 by transportation pioneer Travis VanderZanden, Bird is rapidly expanding. Today, it provides fleets of shared micro electric vehicles to riders in more than 300 cities globally and makes its products available for purchase at www.bird.co and via leading retailers and distribution partners. Bird partners closely with the cities in which it operates to provide a reliable and affordable transportation option for people who live and work there.

About Switchback II Corporation

Switchback II was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Switchback II focused its search for a target business in the broad energy transition or sustainability arena targeting industries that require innovative solutions to decarbonize in order to meet critical emission reduction objectives.

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed business combination, Bird Global filed the Registration Statement with the SEC, which includes a prospectus of Bird Global and a definitive proxy statement of Switchback II. The Registration Statement has been declared effective by the SEC and the definitive proxy statement/prospectus is being mailed to Switchback II shareholders. Additionally, Switchback II and Bird Global filed and will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of Switchback II are urged to read the proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the proposed business combination because they contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Switchback II and its directors and officers may be deemed participants in the solicitation of proxies of Switchback II’s shareholders in connection with the proposed business combination. Bird and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Switchback II’s executive officers and directors in the solicitation by reading Switchback II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of Switchback II’s participants in the solicitation, which may, in some cases, be different than those of their shareholders generally, is set forth in the proxy statement/prospectus relating to the business combination.

Forward-Looking Statements

The information in this press release includes “forward-looking statements.” All statements, other than statements of present or historical fact included in this press release, regarding Switchback II’s proposed business combination with Bird, Switchback II’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Switchback II and Bird disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Switchback II and Bird caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Switchback II or Bird. In addition, Switchback II and Bird caution you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Switchback II or

Bird following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Switchback II, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Switchback II’s or Bird’s current plans and operations as a result of the announcement of the transactions; (v) Bird’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Bird to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that Bird may be adversely affected by other economic, business and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Switchback II’s periodic filings with the SEC, including Switchback II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and any subsequently filed Quarterly Reports on Form 10-Q, and in the definitive proxy statement/prospectus filed by Bird Global. Switchback II’s and Bird Global’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Contact

Caitlin Churchill

BirdIR@icrinc.com

Media Contact

Matthew Lindberg

BirdPR@icrinc.com